UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE OMMISSION	OMB Number: 3235-0059
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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webMethods, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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July 22, 2005

Dear webMethods, Inc. Stockholders:

You are cordially invited to attend the 2005 annual meeting of stockholders of webMethods, Inc. to be held on August 30, 2005 at 9:30 a.m. local time, at the Hyatt Regency Reston, 1800 Presidents Street, Reston, Virginia 20190.

The matters we expect will be acted upon at the meeting are described in the following Notice of Annual Meeting of Stockholders and proxy statement.

Enclosed is the 2005 Annual Report of webMethods, Inc., including our Form 10-K for the fiscal year ended March 31, 2005.

It is very important that you vote your shares. You may do this by completing, signing and mailing the enclosed proxy in the enclosed envelope or by voting via the Internet or using the telephone as instructed on the enclosed proxy card. Returning the proxy or voting by telephone or via the Internet does not deprive you of your right to attend the meeting and to vote your shares in person. Please ensure that your vote is counted by voting your shares today.

We look forward to greeting those of you who are able to attend. If you will attend our annual meeting, please bring proof of identification and evidence that you are a webMethods stockholder for admission to the meeting.

Sincerely,

David Mitchell
President and Chief Executive Officer

Bill Russell
Non-Executive Chairman of the Board

WHETHER OR NOT YOU PLAN TO ATTEND OUR ANNUAL MEETING, PLEASE VOTE BY TELEPHONE, VIA THE INTERNET OR BY COMPLETING, SIGNING AND RETURNING THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE.

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of webMethods, Inc.:

The 2005 annual meeting of stockholders of webMethods, Inc. will be held on August 30, 2005 at 9:30 a.m. local time, at the Hyatt Regency Reston, 1800 Presidents Street, Reston, Virginia 20190 for the following purposes:

1.	Electing three persons as Class III directors to hold office until the annual meeting of stockholders in 2008;

2.	Ratifying the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for webMethods, Inc. for the fiscal year ending March 31, 2006; and

3.	Transacting such other business as may properly come before the meeting or any continuation or postponement of that meeting.

Items 1 and 2 are more fully described in the proxy statement accompanying this Notice, which we urge you to read. Holders of record of webMethods, Inc. common stock at the close of business on July 7, 2005, our record date for the meeting, are entitled to notice of, and to vote at, the meeting and any continuation or postponement thereof. The vote required for approval of each of the proposals is set forth in the section of the proxy statement titled “Vote Required to Approve the Proposals.”

Stockholders of webMethods are invited to attend the meeting. Whether or not you expect to attend the meeting, please complete, sign and return the enclosed proxy or follow the alternative voting procedures described on the enclosed proxy as promptly as possible. Doing so will help ensure that as many shares are represented as possible.

By Order of the Board of Directors,

Douglas W. McNitt
Secretary

Fairfax, Virginia
July 22, 2005

PROXY STATEMENT
FOR THE 2005 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of webMethods, Inc., a Delaware corporation, for use at the 2005 annual meeting of stockholders of webMethods, Inc. to be held on August 30, 2005 at 9:30 a.m. local time, at the Hyatt Regency Reston, 1800 Presidents Street, Reston, Virginia 20190 or at any continuation or postponement of that meeting. We are first mailing this proxy statement and the accompanying form of proxy to stockholders on or about July 22, 2005. We have enclosed the annual report of webMethods, Inc. for the fiscal year ended March 31, 2005, including our annual report on Form 10-K.

Stockholders Entitled to Vote

Stockholders of record of webMethods, Inc. common stock at the close of business on July 7, 2005, our record date, will be entitled to vote at our 2005 annual meeting of stockholders. At the close of business on July 7, 2005, we had 53,394,095 shares of webMethods, Inc. common stock outstanding and entitled to vote. Each of those shares entitles the holder to one vote for each matter to be voted upon at that meeting except for the election of directors, for which each share entitles the holder to one vote for each of the directors to be elected.

Vote Required to Approve the Proposals

With respect to Proposal No. 1, three directors will be elected by a plurality of the votes duly cast on that matter. Proposal No. 2 requires the affirmative vote of a majority of votes duly cast on that matter. No proposal is conditioned upon the approval of any other proposal by the stockholders.

Votes Needed for a Quorum, Effect of Abstentions and Broker Non-Votes

A majority of the shares of webMethods, Inc. common stock outstanding on the record date, or 26,697,048 shares of webMethods, Inc. common stock, will constitute a quorum for the transaction of business at our 2005 annual meeting of stockholders. For purposes of determining the presence of a quorum, stockholders of record who are present at that meeting in person or by proxy and who abstain, including brokers holding customers’ shares of record who cause abstentions to be recorded or who enter “broker non-votes” at the meeting, are considered stockholders who are present, and their shares count toward the quorum.

On certain matters, brokers holding shares of record for customers are not entitled to vote on those matters unless they receive voting instructions from their customers. “Broker non-votes” means the votes that could have been cast on the matter in question if the brokers had received their customers’ instructions, and as to which the broker has notified webMethods on a proxy form in accordance with industry practice or has otherwise advised webMethods that it lacks voting authority.

Abstentions and broker non-votes are deemed “present” but are not deemed “votes cast.” As a result, abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors or the ratification of the selection of an independent registered public accounting firm.

How to Vote the Proxy

The proxy accompanying this proxy statement is solicited on behalf of the webMethods Board of Directors for use at our 2005 annual meeting of stockholders. Stockholders of record or registered stockholders may vote proxies by mail or, if permitted, telephonically or via the Internet as follows:

•	By mail: Complete, date and sign the accompanying proxy and promptly mail it in the return envelope provided.

•	By telephone: Call the toll-free number indicated on the enclosed proxy and follow the recorded instructions.

•	Via the Internet: Go to the website indicated on the enclosed proxy and follow the instructions provided.

If your shares of webMethods, Inc. common stock are held beneficially or in “street” name through a nominee, such as a broker, financial institution or other holder of record, your vote may also be cast by telephone or by Internet if your financial institution offers those voting alternatives. Please follow the specific instructions provided by your nominee on your proxy. Stockholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with Internet access, such as access charges from Internet service providers or telephone companies, that will be borne by the stockholder.

Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held beneficially through a broker, financial institution or other holder of record and you wish to vote at the meeting, when you vote your shares you must present a letter from your broker, financial institution or other holder of record confirming your beneficial ownership, as of July 7, 2005, of the shares you intend to vote. Any stockholder planning to attend the meeting should bring proof of identification for entrance to the annual meeting.

If you complete, sign and mail your proxy without indicating how you want to vote, your proxy will be counted as a vote to elect the three nominees as directors and in favor of ratifying the selection of an independent registered public accounting firm. If any other matter is presented at the meeting for consideration, the persons appointed as proxies will have discretion to vote on that matter in accordance with their own judgment to the same extent as the person signing the proxy would be entitled to vote. A stockholder who has voted by telephone, via the Internet or by sending a completed, signed proxy may change his or her vote by making a timely and valid later vote by telephone or via the Internet.

All proper proxies that we receive prior to the vote being taken at the meeting will be voted as indicated on the proxy unless the proxy is revoked at the meeting. A proxy may be revoked by a stockholder of record by (i) a written, dated document delivered to the Secretary of webMethods prior to the meeting stating that the proxy is revoked; (ii) a subsequent proxy by the same person who voted the earlier proxy that is presented at or prior to the meeting; or (iii) attendance at the meeting and voting in person.

Solicitation of Proxies

webMethods will pay the expenses of soliciting proxies to be voted at our 2005 annual meeting of stockholders. In addition to soliciting proxies through the mail, directors, officers and employees of webMethods may solicit proxies in person or by telephone, telegram, fax, electronic mail or other means of communication. Directors, officers and employees will not receive additional compensation for their efforts during this solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. After the original mailing of the proxies and other solicitation materials, webMethods will request that brokers, financial institutions, custodians, nominees and other record holders of webMethods, Inc. common stock forward copies of the proxy and solicitation materials to beneficial owners for whom they hold shares. webMethods intends to reimburse these record holders for reasonable expenses incurred in forwarding these materials.

Other Business

Our Board of Directors does not presently intend to bring any other business before our 2005 annual meeting of stockholders, and, so far as is known to our Board, no matters are to be brought before that meeting except as specified in the Notice of Annual Meeting of Stockholders that accompanies this proxy statement. As to any business that may properly come before that meeting, however, it is intended that proxies, in the form enclosed, will be voted on each matter in accordance with the judgment of the persons voting such proxies.

Stockholder Proposals and Nominations for Presentation at the 2006 Annual Meeting of Stockholders

Stockholder proposals intended to be included in the proxy statement to be furnished by webMethods for our 2006 annual meeting of stockholders should be sent to webMethods, Inc., Attention: Secretary, 3877 Fairfax Ridge Road, South Tower, Fairfax, Virginia 22030. Stockholder proposals to be made at our 2006 annual meeting of stockholders and included in next year’s proxy statement furnished by webMethods must be received by our Secretary not later than March 27, 2006.

Alternatively, stockholders intending to present a proposal at our 2006 annual meeting of stockholders without having it included in our proxy statement must provide written notice of such proposal to webMethods, Inc., Attention: Secretary, 3877 Fairfax Ridge Road, South Tower, Fairfax, Virginia 22030 no earlier than May 11, 2006 and no later than June 10, 2006.

The bylaws of webMethods, Inc. specify certain requirements concerning any stockholder proposal to be made at an annual meeting of stockholders. Pursuant to our bylaws, any stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such person’s written consent to serve as a director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the stockholder records of webMethods, Inc., and of such beneficial owner, (ii) the class and number of shares of webMethods, Inc. securities that are owned beneficially and of record by such stockholder and such beneficial owner, and (iii) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of our voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of our voting shares to elect such nominee or nominees. Stockholders may obtain a copy of the current bylaws of webMethods by written request to our Secretary.

Communications with the Board of Directors

Stockholders may send communications to the Board of Directors by writing to them at webMethods, Inc., Attention: General Counsel, 3877 Fairfax Ridge Road, South Tower, Fairfax, Virginia 22030. All stockholder communications that are received by the General Counsel for the Board’s attention will be forwarded to the Board or the chair of the committee of the Board with authority to consider the subject matter of the communication.

Householding of Proxy Materials

We have furnished with this proxy statement the annual report of webMethods, Inc. for the fiscal year ended March 31, 2005, including our annual report on Form 10-K for that year. Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. That means that only one copy of this proxy statement or our annual report may be sent to multiple stockholders in your household. Any stockholder who wishes to review our periodic securities filings on Forms 10-Q, 10-K or 8-K may view them on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov or on webMethods’ investor relations web page at www.webMethods.com/investors/ or may request a copy by writing to webMethods, Inc., Attention: General Counsel, 3877 Fairfax Ridge Road, South Tower, Fairfax, Virginia 22030. If you want to receive separate copies of our annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder if your shares are held for you by a bank, broker or other nominee, or you may contact us by writing to our General Counsel at the address above.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Our Board of Directors is currently comprised of nine directors. The bylaws divide the Board of Directors into three classes: Class I, Class II and Class III, with members of each class serving three-year terms and the term of office of each class ending in successive years. One class of directors is elected by our stockholders at each annual meeting of stockholders to serve a three-year term or until their successors are duly elected and qualified. The terms of the Class III directors expire with our 2005 annual meeting of stockholders, the terms of the Class I directors continue until our 2006 annual meeting of stockholders and the terms of the Class II directors continue until our 2007 annual meeting of stockholders. Each of the candidates nominated for re-election as a Class III director has been unanimously recommended for nomination by the Corporate Governance and Nominating Committee and unanimously nominated for election or re-election by our Board of Directors. If any nominee for any reason is unable to serve, or for good cause will not serve, as a director, the proxies may be voted for such substitute nominee as the proxy holder may determine. webMethods is not aware of any nominee who will be unable to serve, or for good cause will not serve, as a director.

Directors and Nominees

The nominees for election as Class III directors at our 2005 annual meeting of stockholders, and certain information about them, are set forth below.

Nominees for election as Class III directors at the meeting to serve for a term expiring in 2008:

Name	Age	Current Position with webMethods
Jerry J. Jasinowski (1)(2)	66	Director
David Mitchell	40	Director, President and Chief Executive Officer
Vincent J. Mullarkey (3)	57	Director

(1)	Member of the Corporate Governance and Nominating Committee.
(2)	Member of the Audit Committee.
(3)	Chairman of the Audit Committee.

Jerry J. Jasinowski served as the President of the National Association of Manufacturers, the largest U.S. business advocacy and policy association, from 1990 to 2004. Since 2004, he has served as President of the Manufacturing Institute, the research and education arm of the NAM. Under Mr. Jasinowski’s leadership, the NAM helped shape national policies on a broad range of issues affecting productivity and economic growth, including trade, taxes, technology, energy policy, legal reform and employee training. He has also transformed the NAM operationally in terms of its major communications, advocacy, economic and manufacturing research, grassroots activity and new business development. Under Jasinowski’s leadership, the NAM has become recognized as the voice of American manufacturing in the U.S. and around the world. Mr. Jasinowski is also an author and commentator on economic, industrial and governmental issues. He is a director of Harsco Corporation, The Phoenix Companies Inc., The Timken Company and serves on the advisory boards of several companies. Mr. Jasinowski received a B.A. in Economics from Indiana University, a M.A. in Economics from Columbia University, and is a graduate of the Harvard Business School’s Advanced Management Program.

David Mitchell has been a director of webMethods since October 2004. He began his career at webMethods in December 1997 as Vice President, Sales and served as Vice President, Worldwide Sales from September 1999 through December 1999. He served as Chief Operating Officer from January 2000 to October 2004, as President since January 2001 and as Chief Executive Officer since October 2004. Throughout his tenure at webMethods, Mr. Mitchell has played a major role in all facets of our business and in overseeing webMethods’ global sales organization, as well as our marketing, industry solutions, business development, and customer service operations. Prior to joining webMethods, Mr. Mitchell held a variety of executive positions at various companies, including serving from 1993 to 1995 as President and Chief Executive Officer of VYCOR Corporation, which was acquired in 1995 by McAfee Software. Mr. Mitchell holds a B.S. in Marketing from Virginia Commonwealth University.

Vincent J. Mullarkey has been a director of webMethods since May 2005. He was the Senior Vice President, Finance and Chief Financial Officer of Digital Equipment Corporation from 1994 until his retirement in September 1998, and served with Digital Equipment Corporation in other positions from 1971 to 1994. After leaving Digital Equipment Corporation, Mr. Mullarkey has also been involved with several companies in the real estate and marine industries. He is a director of NetScout Systems, Inc. Mr. Mullarkey holds a B.S. in Accounting and Finance from Bentley College.

Required Vote

The nominees must be approved by a plurality of the votes duly cast on that matter to be elected as directors. Abstentions or broker non-votes will not be counted as voted for or against any nominee or director.

The Board recommends a vote “FOR” the election of
each nominee to serve as a director of webMethods.

The incumbent Class I directors, whose terms expire at our 2006 annual meeting of stockholders, and certain information about them, are set forth below.

Name	Age	Current Position with webMethods
R. James Green	55	Director
William A. Halter (1)(2)	44	Director
Bill Russell (1)	53	Non-executive Chairman of the Board

(1)	Member of the Compensation Committee.
(2)	Member of the Corporate Governance and Nominating Committee.

R. James Green has been a director of webMethods since August 2000. He served as Chief Technology Officer and Executive Vice President of webMethods from August 2000 through March 2003, and has served as webMethods’ Chief Scientist from April 2003 to September 2003. He has served as Chief Executive Officer of Composite Software, Inc., an enterprise information integration solutions provider, since April 2003 and has served as Chairman of the company since 2003. Before joining webMethods, Mr. Green co-founded and served as Chairman and Chief Executive Officer of Active Software, Incorporated, which webMethods acquired in August 2000. Prior to founding Active Software in 1995, Mr. Green established and managed the distributed objects program at Sun Microsystems, Inc., a provider of network computing products, where he was Director of Engineering from 1988 to 1995. Mr. Green holds a B.A. from Hanover College, an M.S. from North Carolina State University and an M.S. in Computer Science from San Jose State.

William A. Halter has been a director of webMethods since August 2003. He has been a management consultant since April 2001. From November 1999 through March 2001, he served as Deputy Commissioner, and later as Acting Commissioner, of the U.S. Social Security Administration. From 1993 through November 1999, he served as a Senior Advisor in the Director’s Office, Office of Management and Budget, Executive Office of the President of the United States. Mr. Halter also served as Economist for the Joint Economic Committee of Congress and as Chief Economist of the Senate Finance Committee. Before entering public service, he was a management consultant at McKinsey and Company. Mr. Halter also serves on the board of directors of Akamai Technologies, Inc., InterMune, Inc., Threshold Pharmaceuticals, Inc. and Xenogen Corporation. He is a Trustee Emeritus and serves on several advisory councils of Stanford University. He is a Rhodes Scholar, and holds a Master of Philosophy in Economics from Oxford University and an A.B. in Economics and Political Science from Stanford University.

Bill Russell has been a director of webMethods since September 2003 and non-executive Chairman of the Board since October 2004. He has been an adviser to enterprise software companies since he retired from Hewlett-Packard Company in May 2003. At HP, he held a broad range of senior-level positions providing strong international background and significant experience in the enterprise software industry. From May 2002 to May 2003, Mr. Russell served as Vice President of HP’s Global Alliances Group, where he was responsible for leading the company-wide relationships with the top strategic alliance partners for HP. From September 1999 to

May 2002, he served as Vice President and General Manager of HP’s Software Solutions Organization, and, from 1997 to September 1999, as Vice President and General Manager of HP’s Enterprise Systems Group. Prior to that, he served as general manager of HP’s technical computing group and general manager of HP’s computer systems organization for Europe, Middle East and Africa. Mr. Russell also served on the board of HP Japan, Ltd. Mr. Russell also serves as a director of Cognos, Inc. and several private companies. He holds a B.S.C. degree from University of Edinburgh.

The incumbent Class II directors, whose terms expire at our 2007 annual meeting of stockholders, and certain information about them, are set forth below.

Name	Age	Current Position with webMethods
James P. Gauer (1)	53	Director
Jack L. Lewis	60	Director
Gene Riechers (2)	50	Director

(1)	Chairman of the Corporate Governance and Nominating Committee.
(2)	Member of the Audit Committee and Chairman of the Compensation Committee.

James P. Gauer has been a director of webMethods since August 2000. Since April 1999, he has served as a general partner of Palomar Ventures, a venture capital investment firm, and, from December 1992 to April 1999, he was a general partner of Enterprise Partners. Mr. Gauer is also a director of several privately held companies. Mr. Gauer holds a B.A. in Mathematics from the University of California, Los Angeles.

Jack L. Lewis has been a director of webMethods since January 1997. Mr. Lewis also served as our corporate Secretary from January 1998 until May 2003. He has been a partner in the Northern Virginia office of the law firm of Morrison & Foerster LLP since March 2005. He previously was a partner with Shaw Pittman LLP from 1999 to 2005 and, before that, a stockholder in the law firm of Tucker, Flyer & Lewis, P.C., which he co-founded in 1975. Mr. Lewis holds an A.B. in History from Brown University and a J.D. from Cornell Law School.

Gene Riechers has been a director of webMethods since November 1997. Since April 2002, Mr. Riechers has been a general partner of Valhalla Partners, a venture capital firm. From June 2001 to April 2002, he was a general partner of Broadreach Partners, which provided consulting services to emerging technology companies, and, from April to June 2001, he was an independent consultant to emerging technology companies. From 1996 to April 2001, Mr. Riechers served as a Managing Director of FBR Technology Venture Partners L.P., a venture capital fund. From December 1995 to December 1996, Mr. Riechers served as the Chief Financial Officer of CyberCash, Inc., an Internet transaction processing company. From September 1993 to December 1995, he served as Chief Financial Officer and Vice President, Business Development of Online Resources & Communications Corp., an online banking company. He has a B.S. in Accounting from Pennsylvania State University and an MBA from Loyola College.

Board of Directors’ Meetings and Committees

Board of Directors. We are currently managed by a nine-member Board of Directors. The Board has adopted a set of Corporate Governance Guidelines, which, along with the written charters for our Board committees described below, provide the framework for the Board’s governance of webMethods, Inc. Our Corporate Governance Guidelines are posted on webMethods’ corporate governance web page accessible at www.webMethods.com/investors/ and are available upon written request to our General Counsel.

The National Association of Securities Dealers listing standards, which we refer to as the NASD listing standards, requires that a majority of our Board of Directors are “independent” directors, as that term is defined in the NASD listing standards. The Board of Directors, upon the unanimous recommendation of the Corporate Governance and Nominating Committee, has determined unanimously that a majority of our Board of Directors are “independent” as that term is defined in the NASD listing standards.

The Board of Directors met 12 times, including telephone conference meetings, and acted twice by written consent, during fiscal year 2005. During that year, no current director attended fewer than 75% of the aggregate of (a) the total number of meetings of the Board held while he was a director and (b) the total number of meetings held by all committees of the Board on which he then served. The Company requests that Board members attend the annual meeting of stockholders. However, the Company also recognizes that personal attendance by all directors is not always possible. Eight of the ten members then serving on our Board of Directors attended the 2004 annual meeting of stockholders.

Director Independence and Board Committees

The Board of Directors has an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. The following table shows the current composition of those committees, the independence of current members of our Board, as determined by our Board using applicable definitions in the NASD listing standards, and those directors serving on the Audit Committee who our Board has determined qualify as an “audit committee financial expert,” as defined in the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

DIRECTORS	COMMITTEES
	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Independent, Non-Management Directors (1)
James P. Gauer			Chairman
William A. Halter		Member	Member
Jerry J. Jasinowski (2)	Member		Member
Vincent J. Mullarkey (2)(3)	Chairman
Gene Riechers (2)(3)	Member	Chairman
Bill Russell		Member

Directors Who Currently are Officers of webMethods or its Subsidiaries
Jack L. Lewis (4)
David Mitchell (5)

Directors Who Were Employees or Officers of webMethods Since March 2002
R. James Green (6)

(1)	The Board of Directors determined in July 2005, based upon the unanimous recommendation of the Corporate Governance and Nominating Committee, whether directors met the criteria for “independence” set forth in NASD Rule 4200(a)(15), the stricter criteria for “independence” as it relates to members of audit committees, as set forth in NASD Rule 4350(d)(2), and the criteria for “audit committee financial expert,” as defined in the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

(2)	Meets the stricter criteria for “independence” as it relates to members of audit committees, as set forth in NASD Rule 4350(d)(2).
(3)	Qualifies as an “audit committee financial expert,” as defined in the Exchange Act and the rules and regulations promulgated by the SEC thereunder.
(4)	Mr. Lewis serves as Secretary or as a director of certain webMethods subsidiaries.
(5)	Mr. Mitchell is President and Chief Operating Officer of webMethods.
(6)	Mr. Green served as Chief Technology Officer and Executive Vice President of webMethods from August 2000 through March 2003, and as webMethods’ Chief Scientist from April 2003 to September 2003.

Additional information with respect to the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee, their duties and responsibilities and their composition during fiscal year 2005 is as follows:

Audit Committee. The Audit Committee is responsible for the selection of the independent registered public accounting firm for webMethods, subject to ratification by the stockholders, and assists the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial reports and other financial information provided by webMethods, webMethods’ systems of internal controls and webMethods’ auditing, accounting and financial reporting processes generally.

The composition of the Audit Committee is subject to the independence and other requirements of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, and the NASD listing standards. Jerry Jasinowski and Gene Riechers served as members of the Audit Committee during all of webMethods’ fiscal year 2005; Vincent J. Mullarkey became a member of the Audit Committee in May 2005, filling the vacancy first created by the resignation of Gary Fernandes, who had served as Chairman of the Audit Committee during fiscal year 2005. Vincent J. Mullarkey has served as Chairman of the Audit Committee since May 2005. The Audit Committee consists solely of directors who, in the unanimous opinion of the Board of Directors, upon the unanimous recommendation of the Corporate Governance and Nominating Committee, are independent, as defined in the NASD listing standards. All Audit Committee members are able to read and understand fundamental financial statements. The Board of Directors, upon unanimous recommendation of the Corporate Governance and Nominating Committee, has determined unanimously that Vincent J. Mullarkey and Gene Riechers each qualify as an “audit committee financial expert,” as defined in the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

The charter for the Audit Committee, first adopted in 2000, was amended and restated in July 2003. That charter was provided as Appendix A to webMethods’ proxy statement for our 2003 annual meeting of stockholders. That charter also is posted on webMethods’ corporate governance web page accessible at www.webMethods.com/investors/ and is available upon written request to our General Counsel.

Compensation Committee. The Compensation Committee reviews and makes recommendations regarding webMethods’ stock plans and makes decisions concerning salaries and incentive compensation for executive officers of webMethods, Inc. The NASD listing standards require that the Compensation Committee consist solely of independent directors, and all members of the Compensation Committee who served during fiscal year 2005 were, in the unanimous opinion of the Board of Directors, upon the unanimous recommendation of the Corporate Governance and Nominating Committee, independent, as defined in the NASD listing standards. The Compensation Committee met informally on a number of occasions, held eight formal meetings and took action by written consent twice during fiscal year 2005. Gene Riechers served as Chairman and William A. Halter served as a member of the Compensation Committee during all of fiscal year 2005, and Bill Russell served as a member of the Compensation Committee since May 2004.

The charter of the Compensation Committee was adopted in July 2003, and was attached as Appendix B to webMethods’ proxy statement for our 2003 annual meeting of stockholders. That charter, with minor amendments adopted in May 2004, is posted on webMethods’ corporate governance web page accessible at www.webMethods.com/investors/ and is available upon written request to our General Counsel.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee considers and makes recommendations to the Board concerning the appropriate size, function and needs of our Board of Directors, including screening and nominating candidates to fill positions on the Board and recommending nominees for approval by our Board of Directors and stockholders. The Corporate Governance and Nominating Committee also assists the Board of Directors in fulfilling its oversight responsibilities regarding a code of conduct for webMethods’ executives and staff and Board corporate governance. The three nominees for re-election to the Board of Directors at our 2005 annual meeting of stockholders were unanimously recommended by the Corporate Governance and Nominating Committee.

The NASD listing standards require that the Corporate Governance and Nominating Committee consist solely of independent directors. The Corporate Governance and Nominating Committee consists of James P. Gauer (Chairman) and Jerry J. Jasinowski, who are, in the unanimous opinion of the Board of Directors, upon the unanimous recommendation of the Corporate Governance and Nominating Committee, independent, as defined in the NASD listing standards. Gary Fernandes also served on the Corporate Governance and Nominating Committee throughout fiscal year 2005 and until he resigned as a director in May 2005. The Corporate Governance and Nominating Committee met informally on a number of occasions and held three formal meetings, including telephone conference meetings, during fiscal year 2005.

Our Corporate Governance Guidelines provide that the Corporate Governance and Nominating Committee endeavor to identify individuals to serve on the Board who have expertise that is useful to webMethods and complementary to the background, skills and experience of other Board members. The assessment of the Corporate Governance and Nominating Committee of the composition of the Board includes: (a) skills — business and management experience, industry experience, accounting experience, finance and capital markets experience, and an understanding of corporate governance regulations and public policy matters, (b) characteristics — ethical and moral standards, leadership abilities, sound business judgment, independence and innovative thought, and (c) composition — diversity, age and public company experience. The principal qualification for a director is the ability to act in the best interests of webMethods, Inc. and its stockholders.

The Corporate Governance and Nominating Committee accepts recommendations for director candidates from stockholders, and information regarding the submission of information regarding possible candidates is included in this proxy statement under the heading “Stockholder Proposals and Nominations for Presentation at the 2006 Annual Meeting of Stockholders.” After candidates are identified, the Corporate Governance and Nominating Committee conducts an evaluation of each candidate, which generally includes interviews with committee members and members of management, as well as background and reference checks. We do not anticipate any difference in the evaluation process of a candidate recommended by a stockholder as compared to that of a candidate identified by management, by members of the Corporate Governance and Nominating Committee, by other directors or by any third party engaged to conduct a search for possible candidates.

The charter of the Corporate Governance and Nominating Committee was adopted in July 2003. That charter was attached as Appendix C to webMethods’ proxy statement for our 2003 annual meeting of stockholders. In September 2003, the charter of the Corporate Governance and Nominating Committee was amended in several minor respects at the recommendation of the Corporate Governance and Nominating Committee. The amended and restated charter complies with the NASD listing standards, is posted on webMethods’ corporate governance web page accessible at www.webMethods.com/investors/ and is available upon written request to our General Counsel.

Code of Ethics

The Corporate Governance and Nominating Committee recommended, and the Board of Directors adopted in July 2003, a Code of Ethics applicable to employees, executive officers and directors of webMethods. The Code of Ethics was attached as Appendix D to webMethods’ proxy statement for our 2003 annual meeting of stockholders, is posted on webMethods’ corporate governance web page accessible at www.webMethods.com/investors/ and is available upon written request to our General Counsel. The Corporate Governance and Nominating Committee is responsible for administering the Code of Ethics, including determining whether any infraction of the Code of Ethics has been committed by any member of the Board of Directors or any of the principal executive officers of webMethods, and determining whether to make any amendment to, or grant any waiver from, any provision of the Code of Ethics regarding the principal executive officer, principal financial officer or principal accounting officer or controller of webMethods or any person who performs a similar function for webMethods. It is currently anticipated that webMethods will satisfy the disclosure requirements under Federal securities laws regarding any amendment to, or waiver from, any provision of the Code of Ethics regarding the principal executive officer, principal financial officer or principal accounting officer or controller of webMethods or any person performing a similar function by posting within five business days following the date of the amendment or waiver on webMethods’ corporate governance web page accessible at www.webMethods.com/investors/.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board of Directors or the compensation committee of any entity that has one or more executive officers serving as a member of webMethods’ Board of Directors or our Compensation Committee.

Director Compensation

Beginning in fiscal year 2005, non-management directors receive cash compensation, as described below, from webMethods for their services as members of the Board of Directors and for their service on permanent and other specific committees of the Board and receive stock option grants, as described below, under the webMethods, Inc. Amended and Restated Stock Option Plan (the “Option Plan”). In addition, all members of the Board of Directors are reimbursed for expenses in connection with attendance at Board of Directors and committee meetings.

The Board of Directors acted in August 2004, upon the recommendation of the Corporate Governance and Nominating Committee and the Compensation Committee, to approve the payment of fees to non-management members of the Board of Directors for service on the Board and on its permanent, and certain other, committees. The Board also then ratified and confirmed the practice of making initial and annual stock option grants, as described below, for service by non-management directors on the Board of Directors. In October 2004, the position of non-executive Chairman of the Board was created, Bill Russell was appointed to fill that position and the Board, upon the recommendation of the Corporate Governance and Nominating Committee and the Compensation Committee, fixed an annual fee for service in that position and established an annual stock option grant for such service. The levels of cash compensation currently payable for service on the Board and such committees, and as non-executive Chairman of the Board, and the related stock option grants to be made for such service, are set out in the following table. All cash compensation is payable quarterly in arrears. In August 2004, the Board, upon the recommendation of the Corporate Governance and Nominating Committee and the Compensation Committee, also adopted the webMethods, Inc. Deferred Compensation Plan for Directors. That plan, as amended in December 2004, is referred to as the “Director Plan”. The Director Plan provides directors an opportunity to defer compensation otherwise payable to them by webMethods and to invest in webMethods, Inc. common stock by providing that amounts deferred under the Director Plan are on a quarterly basis treated as invested in webMethods, Inc. common stock during the deferral period and distributed in shares of webMethods, Inc. common stock at the end of the deferral period.

Position	Annual Fee	Initial Stock Option Grant	Annual Stock Option Grant
Non-executive Chairman of the Board	$107,500	—	25,000 shares
Service as a non-management member of the Board of Directors	25,000	55,188 shares	15,000 shares
Audit Committee
Chairman	10,000	—	—
Member	5,000	—	—
Compensation and Corporate Governance and Nominating Committees and designated temporary committees
Chairman	7,500	—	—
Member	5,000	—	—

Non-management directors are eligible to participate in our Option Plan, and newly-elected non-management directors are authorized to receive a option grant covering 55,188 shares with the exercise price equal to fair market value on or about the date they first are elected to the Board, which options generally vest ratably in monthly increments over three years from the option grant date. Non-management directors who are elected at an annual meeting of stockholders or continue to serve at the time of an annual meeting of stockholders also are authorized to receive an option grant covering 15,000 shares with the exercise price equal to fair market value on the date of the annual meeting of stockholders, which options vest ratably in monthly increments over 12 months from the option grant date; non-management directors first elected or appointed to the Board of Directors other than at an annual meeting of stockholders are authorized to receive the pro-rata portion of such annual grant for the portion of the year prior to the next annual meeting of stockholders. In August 2004, annual stock option grants to purchase 15,000 shares were made to James P. Gauer, R. James Green, William A. Halter, Jerry J. Jasinowski, Jack L. Lewis, Gene Riechers and Bill Russell. In May 2005, an initial stock option grant to purchase 55,188 shares and the pro-rata portion of an annual stock option grant, which covered 3,750 shares, were made to Vincent J. Mullarkey upon his election to the Board of Directors. All such stock option grants were made at fair market value on the date of such grant.

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF
AN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP as the independent registered public accounting firm for webMethods, Inc. to perform the audit of our financial statements for the fiscal year ending March 31, 2006, and the stockholders are being asked to ratify this selection. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting, will have the opportunity to make a statement at the meeting if they desire to do so and are expected to be available to respond to appropriate questions.

The following is a summary of fees billed by our independent registered public accounting firm, PricewaterhouseCoopers LLP, for audit and other professional services during fiscal years 2005 and 2004:

	Fiscal Year 2005	Fiscal Year 2004
AUDIT FEES: consists of fees for audit of consolidated financial statements and review of interim financial statements, fees related to Sarbanes-Oxley Act compliance, fees billed in relation to required statutory audits of certain foreign subsidiaries and fees for assistance with SEC filings.	$1,839,736	$593,388

AUDIT RELATED FEES: consists of fees billed in fiscal year 2005 in relation to restatement of financial statements and in fiscal year 2004 in relation to an audit for an acquisition and other audit-related work.	254,768	57,351

TAX FEES: consists of fees billed in relation to preparation and review of income tax returns of foreign subsidiaries and advice on tax matters.	132,886	155,131

ALL OTHER FEES: consists of fees billed in relation to maintaining certain foreign subsidiaries and fee for accounting rule subscription service.	9,383	78,831
TOTAL FEES	$2,236,773	$884,701

The Audit Committee of the Board of Directors must approve any proposed engagement of webMethods’ independent registered public accounting firm before they are engaged by webMethods, Inc. or its subsidiaries to provide audit, audit-related or non-audit services. Prior to engagement of the independent registered public accounting firm for the next year’s audit, the independent registered public accounting firm submits to the Audit Committee for approval the estimate of fees of the independent registered public accounting firm for services then expected to be rendered during that fiscal year for the services listed in the table above. Prior to engagement, the Audit Committee pre-approves these services by type of service and estimated fees. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report any anticipated overage of fees above the previously approved estimate. During the fiscal year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not included in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm. Pursuant to our Audit Committee charter, the Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee, who shall promptly advise the remaining members of the Audit Committee of such approval at the next regularly scheduled committee meeting. A limited exception to the pre-approval requirement exists but has not been utilized.

The affirmative vote of a majority of the shares of webMethods, Inc. common stock represented in person or by proxy at the meeting and entitled to vote on the proposal will be required to approve the ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm for webMethods for the fiscal year ending March 31, 2006. Abstentions and broker non-votes will have no effect on the voting results on this matter. If our stockholders fail to ratify the appointment, the Audit Committee and Board will consider it a direction to select another independent registered public accounting firm for the fiscal year ending March 31, 2006 and subsequent years. Even if the selection is ratified, the Audit Committee and Board, in their discretion, may select a new independent registered public accounting firm for webMethods at any time during the year if they feel that such a change would be in the best interest of webMethods and its stockholders.

The Board recommends a vote “FOR” the ratification
of the selection of PricewaterhouseCoopers LLP.

The following report of the Audit Committee shall not be deemed “soliciting material” or be “filed” with the SEC, nor shall it be incorporated by reference into any filing by webMethods under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

The Audit Committee selects and oversees the independent registered public accounting firm for webMethods, and assists the Board of Directors in fulfilling its oversight responsibilities regarding finance, accounting and related legal compliance matters. The fiscal year ended March 31, 2005 was the first year in which the independent registered public accounting firm for webMethods conducted an integrated audit of the consolidated financial statements of webMethods and an audit of webMethods’ internal control over financial reporting as of fiscal year-end. Throughout that year, the Audit Committee was deeply involved in overseeing webMethods’ plans to comply with the requirements of the Sarbanes-Oxley Act of 2002 and in monitoring webMethods’ compliance with those requirements, as well as the cost and terms of the integrated audit conducted by the independent registered public accounting firm for webMethods.

Jerry Jasinowski and Gene Riechers served as members of the Audit Committee during all of webMethods’ fiscal year 2005; Gary Fernandes served as a member and Chairman of the Audit Committee during webMethods’ fiscal year 2005. Vincent Mullarkey joined the Audit Committee in May 2005 and has served as Chairman since that time. The Board of Directors, upon the unanimous recommendation of the Corporate Governance and Nominating Committee, has determined that each member of the Audit Committee satisfies the definition of “independent director,” as defined in the applicable NASD listing standards.

During webMethods’ fiscal year 2005, the Audit Committee was governed by a written charter, which was amended and restated in July 2003. A copy is of the Audit Committee charter, as amended and restated, was attached as Appendix A to webMethods’ proxy statement for the 2003 annual meeting of stockholders and is also available on webMethods’ corporate governance web page accessible at www.webMethods.com/investors/.

Management has the primary responsibility for webMethods’ financial statements and its reporting processes, including its systems of disclosure controls and procedures and internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed consolidated audited financial statements of webMethods for fiscal year 2005 and discussed those financial statements with management and with PricewaterhouseCoopers LLP, the independent registered public accounting firm for webMethods for that fiscal year.

The Audit Committee discussed with PricewaterhouseCoopers LLP the matters required to be disclosed by Statement of Auditing Standards No. 61, as amended (Communication with Audit Committees). The Audit Committee also received from PricewaterhouseCoopers LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (which relates to the accountant’s independence from webMethods and its related entities), and discussed with PricewaterhouseCoopers LLP their independence from webMethods.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors including webMethods’ audited financial statements for fiscal year 2005 in the Annual Report of webMethods on Form 10-K for that fiscal year for filing with the SEC. The Audit Committee also selected PricewaterhouseCoopers LLP as the independent registered public accounting firm for webMethods, Inc. for fiscal year 2006, subject to ratification by the stockholders of webMethods.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Vincent J. Mullarkey, Chairman (1)
Jerry J. Jasinowski
Gene Riechers

(1)	Mr. Mullarkey joined the Audit Committee in May 2005 after the conclusion of fiscal year 2005.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information regarding the beneficial ownership of webMethods, Inc. common stock as of July 7, 2005 by:

•	each person known by webMethods to own beneficially more than five percent (5%) of webMethods, Inc. common stock;

•	each director of webMethods;

•	each of the individuals named in the Summary Compensation Table in this proxy statement; and

•	all current directors and executive officers of webMethods, Inc. as a group.

Under the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable under stock options that are exercisable within 60 days of July 7, 2005. Those shares issuable under stock options are deemed outstanding for computing the percentage of each person holding options but are not deemed outstanding for computing the percentage of any other person. The percentage of beneficial ownership for the following table is based upon 53,394,095 shares of webMethods, Inc. common stock outstanding as of July 7, 2005.

Unless otherwise indicated, the address for each person known by webMethods to own beneficially more than five percent of webMethods, Inc. common stock and each director of webMethods is: c/o webMethods, Inc., 3877 Fairfax Ridge Road, South Tower, Fairfax, Virginia 22030. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting power and investment power with respect to all shares of webMethods, Inc. common stock.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Artisan Partners Limited Partnership (1)	3,681,700	6.9%
Wentworth Hauser & Violich, Inc. (2)	3,481,490	6.5
James P. Gauer (3)	150,581	*
R. James Green (4)	439,177	*
William A. Halter (5)	66,792	*
Jerry J. Jasinowski (6)	100,788	*
Jack L. Lewis (7)	195,837	*
David Mitchell (8)	761,280	1.4
Vincent J. Mullarkey (9)	8,349	*
Gene Riechers (10)	136,439	*
Bill Russell (11)	108,938	*
Rich Chiarello (12)	160,936	*
Kristin Weller Muhlner (13)	308,632	*
Mary Dridi (14)	546,336	1.0
Douglas W. McNitt (15)	554,839	1.0
All directors and executive officers of webMethods as a group (14 persons) (16)	3,569,548	6.3

*	Less than one percent.
(1)	Based solely upon a Schedule 13F for the period ended March 31, 2005, which provides information on ownership of securities. The principal address of Artisan Partners Limited Partnership is 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202.

(2)	Based solely upon a Schedule 13F for the period ended March 31, 2005, which provides information on ownership of securities. The principal address of Wentworth Hauser & Violich, Inc. is 353 Sacramento Street, Suite 600, San Francisco, California 94111.

(3)	Includes 5,265 shares issuable to the director under the Director Plan and 100,188 shares subject to option exercise within 60 days of July 7, 2005.
(4)	Includes 359,855 shares held by a family trust and 79,322 shares subject to option exercise within 60 days of July 7, 2005.
(5)	Includes 66,792 shares subject to option exercise within 60 days of July 7, 2005.
(6)	Includes 100,188 shares subject to option exercise within 60 days of July 7, 2005.
(7)	Includes (a) 3,557 shares issuable to the director under the Director Plan, (b) 54,198 shares subject to option exercise within 60 days of July 7, 2005, (c) 50,000 shares held of record by various trusts for which his spouse is trustee and (d) 88,082 shares held by a family trust for which Mr. Lewis is trustee. Mr. Lewis disclaims beneficial ownership of shares held by trusts for which his spouse is trustee.

(8)	Includes 731,862 shares subject to option exercise within 60 days of July 7, 2005.
(9)	Includes 8,349 shares subject to option exercise within 60 days of July 7, 2005.
(10)	Includes 6,126 shares issuable to the director under the Director Plan and 100,188 shares subject to option exercise within 60 days of July 7, 2005.
(11)	Includes 108,938 shares subject to option exercise within 60 days of July 7, 2005.
(12)	Includes 160,936 shares subject to option exercise within 60 days of July 7, 2005.
(13)	Includes 1,100 shares owned by Ms. Muhlner’s spouse and 306,720 shares subject to option exercise within 60 days of July 7, 2005.
(14)	Includes 4,598 shares held by trusts for children and 518,818 shares subject to option exercise within 60 days of July 7, 2005.
(15)	Includes 554,791 shares subject to option exercise within 60 days of July 7, 2005.
(16)	Includes 2,921,914 shares subject to options exercisable within 60 days of July 7, 2005 held by any member of that group.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Paragraph (a) of Section 16 of the Exchange Act requires directors and executive officers of webMethods, and persons who own more than 10% of webMethods, Inc. common stock to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required to furnish us with copies of all Section 16(a) forms that they file. Based solely upon our review of the copies of such forms we received and written representations from certain reporting persons, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and 10% stockholders were complied with during fiscal years 2005 and 2004 and that they are current in their reporting obligations under Section 16(a).

EXECUTIVE COMPENSATION

The following table sets forth compensation information for the fiscal year ended March 31, 2005 (“fiscal year 2005”) paid by us for services by our Chief Executive Officer, the individual who served as our Chief Executive Officer and Chairman until October 2, 2004 and our four other highest-paid executive officers who were serving as such at the end of fiscal year 2005. Those six individuals are collectively referred to as the Named Officers.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation
					Awards
Name and Principal Position	Year Ended March 31	Salary	Bonus	Other Annual Compensation (a)	Securities Underlying Options/SARs		All Other Compensation
David Mitchell	2005	$334,501	$0	—	860,000		—
President and Chief Executive Officer	2004	$250,012	$0	—	67,600		—
(after October 2, 2004)	2003	$250,013	$92,944	—	36,000		—

Phillip Merrick	2005	$190,525	$0	—	435,500		$181,002 (b)
Chairman and Chief Executive Officer	2004	$187,250	$0	—	80,000	(c)	$2,224 (d)
(to October 2, 2004)	2003	$187,250	$23,406	—	38,000	(c)	$2,045 (d)

Richard Chiarello	2005	$350,000	$227,242	—	525,000		—
Executive Vice President, Worldwide Operations

Kristin Weller Muhlner	2005	$250,001	$0	—	172,000		—
Executive Vice President,	2004	$180,012	$0	—	76,400		—
Product Development	2003	$169,995	$32,979	—	13,000		—

Mary Dridi	2005	$220,001	$0	—	22,000		—
Chief Financial Officer, Executive Vice	2004	$167,362	$0	—	190,000		—
President and Treasurer	2003	$149,812	$73,833	—	34,500		—

Douglas W. McNitt	2005	$220,001	$0	—	22,000		—
General Counsel, Executive Vice	2004	$167,362	$15,000	—	142,000		—
President and Secretary	2003	$149,812	$26,217	—	34,500		—

(a)	In accordance with the rules of the SEC, the compensation described in this table does not include medical, group life insurance or other benefits received by the Named Officers which are available generally to all salaried employees of webMethods, and certain perquisites and other personal benefits received by the Named Officers that do not exceed the lesser of either $50,000 or 10% of any such Officer’s salary and bonus disclosed in this table.
(b)	Consists of $178,615 in payments pursuant to consulting arrangement entered into after resignation of employment and payment of taxable insurance policy premium.
(c)	Does not include an option grant of 15,000 made to each member of the Board of Directors in each of August 2002 and August 2003 as consideration for service as a director during the following twelve months.
(d)	Consists of taxable insurance policy premium.

STOCK OPTION GRANTS IN FISCAL YEAR 2005

The following table sets forth each grant of stock options during fiscal year 2005 to each of the Named Officers. No stock appreciation rights were granted during fiscal year 2005. The stock options listed in the table have a term of ten years and vest as described in the notes to the table.

The percentages of total options are based on stock options to purchase a total of 6,702,557 shares of webMethods, Inc. common stock granted to eligible participants under our Option Plan during fiscal year 2005. The exercise price of each stock option was equal to the fair market value of a share of webMethods, Inc. common stock as valued by the Compensation Committee of our Board of Directors on the date of the grant. The exercise price may be paid in cash or by such other means as are specified in the stock option agreement relating to the grant. The holder of the stock option is responsible for payment of any federal and state income tax liability incurred by the holder in connection with such exercise.

The potential realizable value is calculated based on a ten-year term of the stock option at the time of grant. Stock price appreciation of 5% and 10% is assumed because of SEC rules and does not represent our prediction of our stock price performance. These amounts represent hypothetical gains that could be achieved for the respective stock options if exercised at the end of the stock option term. These gains are based on assumed rates of stock price appreciation of 5% and 10%, compounded annually from the date the respective stock options were granted to their expiration date, based upon the market value of webMethods, Inc. common stock on the option grant date.

	INDIVIDUAL GRANTS				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted	Percentage of Total Options Granted in Fiscal Year 2005	Exercise Price ($/Share)	Expiration Date	5%	10%
David Mitchell	350,000(1)	5.72	$10.35	April 11, 2014	$2,276,593	$5,768,426
	35,000(2)	0.57	$ 9.69	April 21, 2014	$213,142	$540,058
	475,000(1)	7.76	$ 5.50	Oct. 1, 2014	$1,642,987	$4,163,652

Phillip Merrick	35,500(2)	0.58	$ 9.69	April 21, 2014	$216,187	$547,774
	400,000(1)	6.53	$ 9.69	April 21, 2014	$2,435,908	$6,172,097

Rich Chiarello	375,000(3)	6.13	$ 9.54	April 1, 2014	$2,249,871	$5,701,614
	150,000(1)	2.45	$ 6.10	Dec. 3, 2014	$575,439	$1,458,274

Kristin Weller Muhlner	150,000(1)	2.45	$10.35	April 11, 2014	$975,683	$2,472,183
	22,000(2)	0.36	$ 9.69	April 21, 2014	$133,975	$339,465

Mary Dridi	22,000(2)	0.36	$ 9.69	April 21, 2014	$133,975	$339,465

Douglas W. McNitt	22,000(2)	0.36	$ 9.69	April 21, 2014	$133,975	$339,465

(1)	Vesting of stock option occurs ratably over the 48 months following the option grant date.
(2)	Stock option was granted under webMethods’ 2004 annual performance grant program, with vesting occurring ratably over the 48 months following the option grant date.
(3)	Vesting of stock option occurs over four years with first 25% vesting on first anniversary of grant date and remainder vesting in 36 monthly increments.

STOCK OPTION EXERCISES IN FISCAL YEAR 2005 AND VALUES AT END OF FISCAL YEAR 2005

The following table sets forth for each of the Named Officers information concerning stock options exercised during fiscal year 2005 and the number and value of securities underlying unexercised stock options that are held by the Named Officers as of March 31, 2005. The value of unexercised in-the-money stock options at March 31, 2005 has been calculated on the basis of $5.48 per share, the closing price quoted on the Nasdaq National Market for webMethods, Inc. common stock on March 31, 2005, less the applicable stock option exercise price per share, multiplied by the number of shares underlying the unexercised in-the-money stock options.

			Number of Securities Underlying Unexercised Options at March 31, 2005		Value of Unexercised In-the-Money Options at March 31, 2005
Name	Shares Acquired on Exercise	Value Realized (1)	Vested	Unvested	Vested	Unvested
David Mitchell	0	0	619,434	776,820	$0	$0
Phillip Merrick	0	0	153,345	0	$355,275	$0
Rich Chiarello	0	0	9,374	515,626	$0	$0
Kristin Weller Muhlner	35,000	$197,987	267,211	191,394	$252,419	$0
Mary Dridi	0	0	480,129	169,856	$372,597	$0
Douglas W. McNitt	0	0	528,353	130,147	$0	$0

(1)	Represents the difference between the exercise price of the stock option and the fair market value of webMethods, Inc. common stock on the date of exercise.

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

None of the Named Officers has an employment agreement with webMethods. These officers may resign, or we may terminate their employment, at any time. David Mitchell, Rich Chiarello, Kristin Muhlner, Mary Dridi and Douglas W. McNitt each is party to an agreement with us under which the executive may continue to receive base salary and benefits in certain circumstances after resignation or termination of employment. Under those agreements, webMethods is obligated for one year or, if earlier, until the executive accepts full-time employment with another employer, to pay the executive his or her then-current base salary and provide him or her with all the benefits provided to him or her immediately prior to the termination of employment if the executive is terminated without cause (as defined by the agreement) or resigns for certain reasons, including, a reduction in base salary, a reduction or a change in the executive’s authorities, duties or job responsibilities or a geographic relocation without consent of more than 30 miles from the executive’s current office location. webMethods is also obligated to pay one and one-half times the value of the executive’s then-current annual base salary and annual on-target bonus or incentive compensation amount, and to provide for 18 months the life, disability, accident and health insurance benefits provided to the executive immediately prior to the termination of employment if the executive is terminated without cause (as defined by the agreement) or resigns for certain reasons, including, a reduction in base salary, a reduction or change in the executive’s authorities, duties or job responsibilities or a geographic relocation without consent of more than 30 miles from the executive’s office location at the date of the agreement within one year after a change in control (as defined by the agreement) of webMethods. For purposes of that provision, a “change of control” occurs if (i) any person becomes the beneficial owner, directly or indirectly, of securities of webMethods representing at least 50% of the combined voting power of the then-outstanding securities of webMethods, (ii) in any two year period, persons who constitute the Board of Directors of webMethods at the beginning of that period cease to constitute a majority of the Board of Directors unless each director who was not a member of the Board at the beginning of the two-year period was elected in advance by at least two-thirds of the directors then in office who were serving at the beginning of the two-year period, (iii) the stockholders of webMethods approve a merger or consolidation involving webMethods and resulting in a change of ownership of a majority of the then-outstanding shares of capital stock of webMethods or (iv) the stockholders of webMethods approve a plan of liquidation or dissolution of webMethods or the sale or disposition of all or substantially all of the assets of webMethods. In addition, those agreements with Ms. Dridi and Mr. McNitt provide that, if any excise taxes under Section 4999 of the U.S. Internal Revenue Code apply to payments under the agreement or any other agreement with or for the benefit of the executive, webMethods will pay an additional amount to the executive so that the net proceeds of the payment to the executive, after deduction of applicable excise taxes, any applicable federal, state and local income taxes and employment taxes, and any applicable interest and penalties is equal to the excise tax applicable to the payments to the executive under such agreement or any other agreement with or for the benefit of the executive.

Stock options granted to employees (including to each Named Officer) under the Option Plan generally provide for accelerated vesting if, within one year after a change of control of webMethods, there is either a termination of the participant’s employment other than for cause (as defined in the stock option agreement) or a voluntary termination by participant of employment within 90 days after good reason (as defined in the agreement) first exists. For purposes of that provision, a “change of control” occurs if (i) a person or group acquires direct or indirect ownership of not less than a majority of the then-outstanding voting securities of webMethods, (ii) the stockholders of webMethods approve a merger or consolidation involving webMethods and resulting in a change of ownership of a majority of the then-outstanding shares of voting securities of webMethods or (iii) the stockholders of webMethods approve a plan of liquidation or dissolution of webMethods or the sale or disposition of all or substantially all of the assets of webMethods. A stock option granted to each of Ms. Dridi and Mr. McNitt provides that, in the event of accelerated vesting, she or he will be entitled to exercise the stock option for a period of one year following the effective date of termination of her or his employment.

The following report of the Compensation Committee shall not be deemed “soliciting material” or be “filed” with the SEC, nor shall it be incorporated by reference into any filing by webMethods under the Securities Act or the Exchange Act.

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

The Compensation Committee of webMethods’ Board of Directors determines the compensation of webMethods’ Chief Executive Officer and reviews and approves the compensation of webMethods’ other executive officers and the non-management members of webMethods’ Board of Directors. The Compensation Committee also reviews and approves various other compensation policies and programs of webMethods and administers webMethods’ equity-based incentive compensation plans. Further information on the duties and responsibilities of the Compensation Committee is contained in the Charter of the Compensation Committee, which is available on webMethods’ corporate governance web page accessible at www.webMethods.com/investors/.

Members of the Compensation Committee are recommended by the Corporate Governance and Nominating Committee and are designated by the Board of Directors. The Compensation Committee consists solely of directors who are not, and have never been, officers or employees of webMethods, and, in the opinion of the Board of Directors, are independent, as defined in the NASD listing standards. Current members of the Compensation Committee are Gene Riechers (Chairman), William A. Halter and Bill Russell. Each of Mr. Riechers and Mr. Halter have served on the Compensation Committee since before the beginning of webMethods’ fiscal year 2005 on April 1, 2004, and Mr. Russell has served on the Compensation Committee since May 2004.

The following report summarizes the philosophies and methods that the Compensation Committee used to establish and administer webMethods’ executive compensation programs and to compensate webMethods’ Chief Executive Officer during fiscal year 2005.

Executive Compensation Programs

webMethods’ executive compensation programs are designed to attract, retain and motivate qualified executives, to align the interests of webMethods’ executives and its stockholders and to reward executives’ performance based on the achievement of financial and other objectives. These financial and other objectives, and the weight accorded them in compensation considerations, vary from year to year in accordance with the business strategies and initiatives of webMethods. The Compensation Committee considers recommendations of webMethods’ executive management and recommendations of webMethods’ Board of Directors with respect to objectives, initiatives and appropriate levels of compensation. The Compensation Committee also considers information and advice from independent compensation consultants engaged from time to time to review and advise on market data, trends, salary practices of peer companies and best practices in executive compensation. webMethods considers “peer companies” to include public companies with generally comparable annual total revenue that operate primarily in the business integration or related infrastructure software markets.

webMethods’ compensation programs for executive officers are comprised of three components: base salary, performance-based cash incentive compensation and longer-term equity-based incentive awards. The summary below describes each of these components and the factors considered by the Compensation Committee in determining awards under each during webMethods’ fiscal year 2005. In addition, executive officers are eligible to participate in a number of compensation plans or programs that are generally available to webMethods’ other employees, including medical, dental and vision insurance plans, group life and disability plans, a 401(k) plan and webMethods’ Employee Stock Purchase Plan.

Base salary.

Base salary for each executive officer reflects the executive’s level of responsibility, qualifications and experience, the strategic goals for which the executive has primary responsibility and comparable salary practices of peer companies. Base salaries are reviewed annually, and merit salary increases may be approved by the Compensation Committee based upon each executive’s performance and contributions, the executive’s ongoing duties, responsibilities and functions, the executive’s efforts that enhance webMethods’ recognition, changes in comparable salary practices of peer companies and webMethods’ general financial performance. The factors and relative weight accorded to each by the Compensation Committee vary for each executive officer and from year to year. The Compensation Committee also considers comparable salary data with respect to peer companies and information and advice from independent compensation consultants engaged from time to time to review and advise on market data and salary trends among peer companies.

Performance-based cash incentive compensation.

The Compensation Committee believes that performance-based cash incentive awards paid on an annual or quarterly basis provide substantial motivation to executive officers to address and achieve established performance goals, and are a more direct reward for such performance than longer-term equity-based incentive awards. Accordingly a significant portion of each executive officer’s potential total annual cash compensation is dependent upon achievement of established performance goals. In addition, the Compensation Committee has, from time to time, approved payment of cash incentives to reward outstanding service or achievement. Cash incentive compensation for senior sales management is based upon achieving or exceeding established revenue goals, generally for each quarter. Cash incentive compensation for other executive officers generally is tied to achievement of established revenue and pro forma profitability goals based upon the recommendations of management; a smaller portion may be payable upon achievement of various subjective goals or criteria. In general, payment of any portion of incentive compensation requires substantial achievement of the established revenue and pro forma profitability goals, with a 75% payout upon achievement of the established goals and with increased incentive payments upon overachievement of those established goals.

Long-term equity-based incentive awards.

Equity-based incentive awards are provided through stock option awards under the webMethods, Inc. Amended and Restated Stock Option Plan (the “Option Plan”). The Compensation Committee believes that these stock option awards align the interests of executive officers with those of webMethods’ stockholders and incent executive officers to enhance stockholder value because of the direct relationship between the market price of webMethods, Inc. common stock and the value of each stock option. Because these stock option awards generally vest over four years, the Compensation Committee believes they motivate executives to achieve longer-term growth and performance objectives that may be beyond the scope of webMethods’ performance-based cash incentives.

When determining the appropriate level of stock option grants, webMethods utilizes guidelines that provide ranges of recommended initial stock option grants for each level of position, as well as ranges of recommended stock option grants applicable to promotions and for webMethods’ annual stock option programs. In addition, the Compensation Committee considers the executive officer’s position with webMethods, the executive’s duties, responsibilities and functions and the stock-based incentive award practices of the peer group in which webMethods competes for executive talent. The Compensation Committee also considers and grants additional stock options to executive officers as part of the annual stock option program and, from time to time, for promotions or as believed appropriate for further incentive or retention purposes. In those instances, the Compensation Committee considers the factors stated above and the executive’s performance and contributions, as well as the executive’s existing level of stock-based incentive awards, including the actual and relative holdings of stock options by the executive, the exercise prices of those options, the percentage of those stock options that are vested and the remaining vesting period for the unvested options.

Each stock option grant to a webMethods employee or executive officer under the Option Plan allows the recipient to acquire shares of webMethods, Inc. common stock over a period of time, generally ten years, at a fixed price per share, which is the fair market value of a share of webMethods, Inc. common stock on the date of the stock option grant. Stock options granted to a webMethods employee or executive officer during fiscal year 2005 generally vest ratably over four years so long as the recipient continues to be employed by webMethods; initial grants, however, typically vest 25% on the first anniversary of the grant, and ratably over the remaining three years so long as the recipient continues to be employed by webMethods. Because of the vesting period and the term of the stock option, stock options granted under the Option Plan are intended to focus recipients’ attention on webMethods’ longer-term growth and performance and to provide incentive to continue employment with webMethods to recognize the longer-term potential for appreciation of the stock option award.

Compensation of the Chief Executive Officer

Phillip Merrick served as webMethods’ Chief Executive Officer from its inception in June 1996 until his resignation on October 2, 2004. He received salary in fiscal year 2005 through the date of his resignation at the annual rate of $360,000, and he received no bonus. The salary level for Mr. Merrick was increased by the Compensation Committee in April 2004 to move his salary closer to the range of CEOs salaries for peer companies. Mr. Merrick received a grant of stock options covering 35,500 shares in March 2004 as part of webMethods’ 2004 annual stock option program and an additional grant of stock options covering 400,000 shares in April 2004 for additional incentive and to move his option position closer to stock option positions of CEOs at peer companies. At the time of Mr. Merrick’s resignation, the Board of Directors approved a consulting arrangement with him under which he will provide certain transition services for a period of one year in exchange for compensation at the rate of $30,000 per month and continuation of medical coverage for Mr. Merrick and his family during the consulting term. Under the consulting agreement, webMethods will also provide certain administrative support for Mr. Merrick during the consulting term.

Upon Mr. Merrick’s resignation, David Mitchell was appointed to serve as the President and Chief Executive Officer of webMethods and as a Class III director. At that time, the Board of Directors approved an increase in Mr. Mitchell’s annual salary for service as President and Chief Executive Officer to $400,000 and on-target cash incentive compensation under which he would be eligible to receive up to 100% of his then-current salary. The Board of Directors also approved a grant to Mr. Mitchell of a stock option under the Option Plan to purchase 475,000 shares of webMethods, Inc. common stock at an exercise price equal to the closing price of webMethods, Inc. common stock on Friday, October 1, 2004, the preceding trading day. The Board of Directors considered, among other factors, Mr. Mitchell’s salary as President and Chief Operating Officer and salaries and stock option positions for CEOs of peer companies. Mr. Mitchell received no bonus with respect to fiscal year 2005.

Deductibility of Executive Compensation

The Compensation Committee has considered the impact of Section 162(m) of the Internal Revenue Code under the Omnibus Budget Reconciliation Act of 1993, which disallows a deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for the Chief Executive Officer and the four other highly compensated executive officers, respectively, unless such compensation meets the requirements for a “performance-based” exception to Section 162(m). The Compensation Committee believes that, because the cash compensation paid to webMethods’ executive officers is expected to be below $1.0 million and the stock options granted to them are expected to meet the requirements for performance-based exceptions, Section 162(m) will not affect the tax deductions available to webMethods with respect to the compensation of its executive officers. The Compensation Committee tries, to the extent reasonable, to qualify its executive officers’ compensation for deductibility under applicable tax laws. However, webMethods may pay non-deductible compensation to its executive officers from time to time.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Gene Riechers (Chairman)
William A. Halter
Bill Russell

STOCK PRICE PERFORMANCE GRAPH

The following graph and related information shall not be deemed to be “soliciting material” or be “filed” with the SEC, nor shall it be incorporated by reference into any filing by webMethods under the Securities Act or the Exchange Act.

The following graph compares the cumulative total stockholder return data for webMethods, Inc. common stock since April 1, 2000 to the cumulative return over such period of the Nasdaq Composite Index and Standard & Poor’s Information Technology and Service Index. The graph assumes that $100 was invested on April 1, 2000, in each of webMethods, Inc. common stock, the Nasdaq Composite Index and Standard & Poor’s Information Technology Index. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since April 1, 2004, webMethods has not been a party to any transaction or series of transactions involving $60,000 or more and in which any director, executive officer or holder of more than 5% of webMethods’ capital stock had a material interest other than those described below. Upon the completion of our initial public offering in February 2000, webMethods instituted policies requiring that any transactions, including loans, between webMethods and any of our officers, directors, principal stockholders or affiliates of any of these parties be approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors serving on the Board. In fiscal year 2003, webMethods prohibited loans between webMethods and any of our executive officers, directors or principal stockholders and mandated that any transactions, including loans, between webMethods and any of our officers, directors, principal stockholders or affiliates of any of these parties be approved by our Audit Committee. In addition, these transactions must be on terms no less favorable to webMethods than could be obtained from an unaffiliated party.

Jack L. Lewis, a member of our Board of Directors, is a partner in the law firm of Morrison & Foerster LLP and previously was a partner in the law firm of Shaw Pittman LLP. Those law firms have served as our external legal counsel while Mr. Lewis was a member of such firms.

We have entered into indemnification agreements with each of our directors and certain of our executive officers. In these agreements, among other things, we agree to indemnify those persons for expenses, such as attorneys’ fees, judgments, fines and settlement amounts incurred by them in any action or proceeding, including any action by us arising out of that person’s services as a director or executive officer of webMethods, Inc. or any of its subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Whether or not you expect to attend our 2005 annual meeting of stockholders, please complete, date, sign and promptly return the accompanying proxy in the enclosed envelope so that your shares may be represented at the meeting.

By Order of the Board of Directors

Douglas W. McNitt
Secretary

July 22, 2005
Fairfax, Virginia

webMethods, Inc. C/O AST 6201 15TH AVE. BROOKLYN, NY 11219

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by webMethods, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return to webMethods, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	WBMTH1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

webMethods, Inc.

The Board of Directors unanimously recommends that you vote FOR the Board of Director nominees and FOR Proposal 2.

Vote On Directors				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s number on the line below.

1.	Election of Directors
	Nominees: 01) Jerry J. Jasinowski 02) David Mitchell 03) Vincent J. Mullarkey			0	0	0

Vote on Proposals								For	Against	Abstain

2.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for webMethods, Inc. for the fiscal year ending March 31, 2006.							0	0	0

In accordance with their judgment, the proxies are authorized to vote upon such other matters as may properly come before the 2005 annual meeting of stockholders of webMethods, Inc. or any continuation or postponement thereof.

This Proxy must be signed exactly as your name appears hereon. If more than one name appears, all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signer is a partnership, corporation or other legal entity, please print full partnership, corporate or entity name and indicate capacity of duly authorized person executing on behalf of it.

For comments, please check this box and write them on the back where indicated			0

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE PRIOR TO THE MEETING.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)			Date

FORM OF PROXY webMethods, Inc. 3877 Fairfax Ridge Road, South Tower Fairfax, Virginia 22030

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints David Mitchell and Douglas W. McNitt or either of them, as proxies, each with full powers of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of Common Stock, $0.01 par value, of webMethods, Inc. held of record by the undersigned on July 7, 2005, at the annual meeting of stockholders of webMethods, Inc. to be held on August 30, 2005, and at any continuations or postponements thereof.

This Proxy, when properly executed and returned in a timely manner, will be voted at the 2005 annual meeting of stockholders of webMethods, Inc. and any continuations or postponements thereof in the manner described herein. If no contrary indication is made, the proxy will be voted FOR the Board of Director nominees, FOR Proposal 2 and in accordance with the judgment of the persons named as proxies herein on any other matters that may properly come before the 2005 annual meeting of stockholders of webMethods, Inc.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE